FOR IMMEDIATE RELEASE
MEDIA CONTACT: JOANNE BRIGANDI, x4240
IR CONTACT:  STEPHEN H. CLARK, x4260
PHONE: 609-561-9000
JULY 8, 2004

                    NJBPU Approves Rate Restructuring for SJG
                      Customers and Shareholders to Benefit

         FOLSOM, N.J. - The New Jersey Board of Public Utilities approved a restructuring of South Jersey Gas' rates on July 7 that will produce a decrease in customers' natural gas bills while boosting the company's financial performance. SJG worked closely with the BPU staff and the Division of the Ratepayer Advocate to develop the new structure.

         The total net reduction in rates will amount to $18.9 million. This translates into a 5% decrease, or $13.30 for a typical residential heating customer's gas bill during a winter month. The rate change has two main components. First, the BPU approved an increase in SJG's base rates of $20.0 million, which will increase revenues that provide a return to investors. Second, the BPU approved a $38.9 million rate reduction to several rate clauses, which primarily reflected recovery of historic gas costs that are now recovered. These clause reductions do not impact the company's earnings.

         "We're extremely pleased with this innovative structure as it benefits both customers and shareholders. The settlement gives us the opportunity to earn on both the equity we recently put in our capital structure and the underground facilities we've added since 1997," said Edward J. Graham, president and CEO of SJG.

         SJG filed in August 2003 for a $42.4 million increase in operating revenue, its first base rate filing in almost eight years. The company had invested about $380 million during that time to build and improve the natural gas delivery system and infrastructure to address the growing demand for natural gas in southern New Jersey.

         As part of the base rate case settlement, the BPU approved a capital structure that reflects the company's efforts to strengthen its balance sheet. The capital structure includes increased equity levels and lower-cost debt resulting from refinancings. The board approved a 10% return on equity and a 7.97% rate of return on rate base.

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SJG Rate Restructuring - Add One


         BPU President Jeanne M. Fox stated, "The BPU strives to lower energy costs for New Jersey's residents and also to ensure the financial viability of our utility companies. The new rate restructuring plan strikes an important balance for both parties and is an important component of South Jersey Gas' global settlement."

         In addition to establishing new rates for SJG's firm customers, the BPU's order addressed retention of profits from off-system and interruptible sales. The BPU also approved new depreciation rates to be used by SJG in the future. The lower rates reflect the longer life of plastic gas pipe now being used by the company. The cumulative impact of the BPU's decisions in this case will be an annualized improvement to SJG's net income of approximately $8.5 million, while reducing the gas bills paid by the company's residential, commercial and small commercial customers.

         The BPU also approved an innovative rate structure which will facilitate the installation of distributed generation plants in the company's service territory. Distributed generation is the strategic placement of small-scale power generation units at or near a site where electricity will be consumed. This type of generation is environmentally friendly and will make the cost of energy in southern New Jersey more economical and reliable. In addition to distributed generation, customers can also use gas-driven engines and commercial refrigeration under the new rate structure offering new opportunities to shed more expensive electric load.

         South Jersey Gas is the principal subsidiary of South Jersey Industries (NYSE:SJI) and provides natural gas service to over 307,000 residential, commercial and industrial customers in Atlantic, Cape May, Cumberland, Salem, and significant portions of Gloucester, Burlington and Camden counties in New Jersey. The company also offers residential appliance service and HVAC repair service. Visit HTTP://WWW.SJINDUSTRIES.COM to learn more about South Jersey Gas and its programs.

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